UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): October 7, 2022
Encompass Health Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

9001 Liberty Parkway, Birmingham, Alabama 35242
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.     Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EHC	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.
Amended and Restated Credit Agreement
On October 7, 2022 (the “Amendment Date”), Encompass Health Corporation (“Encompass”) entered into the Sixth Amended and Restated Credit Agreement (the “2022 Credit Agreement”), by and among Encompass, certain of its subsidiaries, as guarantors, Barclays Bank PLC, as administrative agent and collateral agent (the “Agent”) and various other lenders, which modified certain terms of Encompass’s Fifth Amended and Restated Credit Agreement, dated as of November 25, 2019 (as amended previously, the “2019 Credit Agreement”). Capitalized terms used, but not otherwise defined herein, are defined in the 2022 Credit Agreement.
The 2022 Credit Agreement includes the following modifications:
1. Amendment of the definition of “Maturity Date” for the revolving borrowings to October 7, 2027.
2. Change of the reference rate for borrowings from LIBOR to secured overnight financing rate (“SOFR”).
3. Reduction of the fee for the undrawn portion of the revolving loan commitment from 37.5 basis points to a maximum of 30 basis points and a minimum of 25 basis points, with such rate to be determined based on the Leverage Ratio as of the most recently ended four quarter period.
4. Restatement of the Leverage Ratio maintenance covenant in Section 6.01(b) to the following:
On the last day of each fiscal quarter, the Borrower will not permit the Leverage Ratio, calculated as of the end of each such fiscal quarter occurring during the time periods set forth below on a pro forma basis, to exceed the ratio set forth below opposite the time period during which such fiscal quarter ends; provided, however, that the Borrower may elect (the “Step-Up Election”) at any time after the Effective Date to increase the maximum Leverage Ratio permitted hereunder by 0.50 to 1.00 for the 4 immediately succeeding fiscal quarters as of and immediately following the consummation of any Significant Acquisition, in each case, by providing a written notice to the Administrative Agent of such Step-Up Election prior to the last day of the first fiscal quarter for which the Step-Up Election is to take effect (this sentence, the “Leverage Covenant”). Upon the expiration of the Step-Up Election, the maximum Leverage Ratio permitted under the Leverage Covenant shall revert to the Leverage Ratio set forth below for at least two consecutive fiscal quarters before the Borrower may make another Step-Up Election.

Fiscal Quarters Ending:	Leverage Ratio
September 30, 2022 – September 30, 2024	4.75 to 1.00
December 31, 2024 and thereafter	4.50 to 1.00

5. Insertion of an add back of certain restructuring charges and synergies in calculating Adjusted Consolidated EBITDA under the 2022 Credit Agreement.
6.     Amendment of definition of “Available Amount” to include a $900 million “starter amount” and a “grower component” tied to 50% of cumulative Consolidated Net Income.

7.    Amendment of certain negative covenant baskets to include a “grower component” tied to a percentage of Adjusted Consolidated EBITDA for a trailing 12-month period.

All other material terms of the 2019 Credit Agreement remain the same and are described in more detail in Encompass’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on December 2, 2019, April 27, 2020 and June 7, 2022. As of the Amendment Date, there are no term loans outstanding and approximately $40 million of revolving borrowings outstanding under the 2022 Credit Agreement that provides for $1 billion of borrowing capacity under its revolving credit facility.
Encompass’ obligations under the 2022 Credit Agreement are secured by the current and future personal property of Encompass and its subsidiary guarantors, which, in general, are Encompass’s wholly-owned subsidiaries except those subsidiaries that do not individually account for more than $10,000,000 of Adjusted Consolidated EBITDA or Consolidated Total Assets.

The descriptions of the provisions of the 2022 Credit Agreement are summary in nature and are qualified in their entirety by reference to the full and complete terms of the definitive agreements. A copy of the 2022 Credit Agreement is attached to this Form 8‑K as Exhibit 10.1 and incorporated herein by reference.
Some of the lenders under the 2022 Credit Agreement and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, us and our affiliates in the ordinary course of business and otherwise for which they have received, and will in the future receive, customary fees.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.
(d)    Exhibits
10.1    Sixth Amended and Restated Credit Agreement, dated October 7, 2022, by and among Encompass Health Corporation, certain of its subsidiaries, Barclays Bank PLC, as administrative agent and collateral agent, and various other lenders.
104    Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCOMPASS HEALTH CORPORATION
By:	/S/ Patrick Darby
	Name:	Patrick Darby
	Title:	Executive Vice President, General Counsel and Corporate Secretary
Dated: October 13, 2022